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                                                                    Exhibit 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Chevron Corporation, Chevron Capital Corporation and Chevron Canada Capital Company of our report dated February 8, 1999 relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 1998 and 1997 and the related combined statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears on page C-9 of Chevron Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



/s/ KPMG LLP

KPMG LLP

Dallas, Texas
November 15, 1999